Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 24, 2005 (except for Note 2 as to which the date is August 24, 2005 and Note 3 as to which the date is January 10, 2006), accompanying the consolidated financial statements and related financial schedule included in the Annual Report of WorldGate Communications, Inc. and Subsidiaries for the year ended December 31, 2004. Our report contains an explanatory paragraph that states that Worldgate Communications, Inc. has suffered recurring losses from operations and has a net accumulated deficiency of $218 million that raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty. We hereby consent to the incorporation by reference of said report in the Registration Statements of WorldGate Communications, Inc. on Forms S-8 (File Nos. 333-78943, effective May 20, 1999; 333-49612, effective November 9, 2000; 333-58346, effective April 5, 2001; and 333-62810, effective June 12, 2001).

/s/ Grant Thornton LLP
Philadelphia, PA
March 29, 2006